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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 192 to Registration Statement No. 2-67052, under The Securities Act of 1933, on Form N-1A of our reports each dated February 28, 2006 relating to the financial statements of Adams Harkness Small Cap Growth Fund, Jordan Opportunity Fund and Winslow Green Growth Fund, each a series of Forum Funds, and on Form N-1A of our report dated March 1, 2006 relating to the financial statements of Polaris Global Value Fund, a series of Forum Funds, appearing in the Annual Reports on Form N-CSR for the period ended December 31, 2005, and to the references made to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, each of which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 26, 2006